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        Schwartz Levitsky Feldman llp Chartered Accountants - Letterhead





December 20, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for D.G. Jewelry, Inc. and under the date of March 17, 2000, we reported on the financial statements of D.G. Jewelry, Inc., as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998. On December 12, 2000, we were dismissed as the principal accountants of D.G. Jewelry, Inc. We have read D.G. Jewelry, Inc.'s statements included under Item 4 of its Form 8-K dated December 18, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with D.G. Jewelry, Inc.'s statements that the Board of Directors approved the appointment of Solursh Feldman & Partners, LLP, and that Solursh Feldman & Partners, LLP was engaged to serve as D.G. Jewelry, Inc.'s independent accountants.

Very truly yours,




/s/ Schwartz Levitsky Feldman llp
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SCHWARTZ LEVITSKY FELDMAN LLP